EXHIBIT 21.1

SUBSIDIARIES OF MSC INDUSTRIAL DIRECT CO., INC.

ENTITY	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
Sid Tool Co., Inc.	New York
MSC Services Corp.	New York
J&L America, Inc.	Michigan
MSC Acquisition Corp VI	New York
MSC AR Holding Co., LLC	Delaware
MSC Contract Management, Inc.	New York
MSC Foreign Properties Corporation	Delaware
American Specialty Grinding Co., Inc.	Massachusetts
Mission Real Estate Acquisition Company	Delaware
MSC Industrial Supply ULC	Canada
MSC Acquisition Subsidiary LLC	Delaware
MSC Import Export LLC	Delaware
MSC Industrial Supply S.de.R.L. de C.V.	Mexico
MSC Industrial Supply License Holder 1	Mexico
All Integrated Solutions, Inc.	Delaware
AIS Mexico LLC	Delaware
AIS All-Integrated-Solutions de Mexico, S. de R.L. de C.V.	Mexico
Wm. F. Hurst Co., LLC	Kansas
Engman-Taylor, an MSC Company, LLC	Delaware
Tower Fasteners, LLC	Delaware
Towerfast de Mexico, S de R.L. de C.V.	Mexico
Tower Fasteners de Mexico, S de R.L. de C.V.	Mexico
Tower Fasteners EU Limited	Ireland
Tower Mexico NY, LLC	New York
Buckeye Industrial Supply Company LLC, an MSC Company	Delaware
Tru-Edge Grinding LLC, an MSC Company	Delaware
MSC Shared Services S. de. R.L. de C.V.	Mexico
ApTex, an MSC Company	Wisconsin
Premier Tool Grinding, LLC, an MSC Company	Delaware
KAR Industrial, an MSC Company Inc.	Canada